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                                  EXHIBIT P(1)

                                 CODE OF ETHICS

                      Northwestern Mutual Series Fund, Inc.

BE IT RESOLVED, that the code of ethics previously adopted by the Directors of the corporation is hereby amended and restated to read as follows:

         1.       Pre-Clearance

                  (a) No access person shall purchase or sell for his/her personal account any security without prior clearance from the compliance officer.

                  (b)   Exceptions - Pre-clearance is not required for:

                  (1)   "Large Cap" Exception.

                  Any equity security for which the issuer has a market capitalization (defined as outstanding shares multiplied by current price per share) of over $1 billion, and the Fund's access person proposes to buy or sell up to 250 shares of the security per day for his/her personal account.

                  Lists of corporations with over $1 billion in market capitalization are to be distributed to all access persons at least annually.

                  (2)   Investment Grade Fixed-Income Securities.

                  (3) Purchases or sales effected in any account over which the access person exercises no influence or control.

                  (4) Purchases or sales which are non-volitional on the part of the access person.

                  (5) Purchases which are part of an automatic dividend reinvestment plan.

                  (6) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired.

                  (7) Purchases or sales effected by an access person who is a director of the corporation and who is not an "interested person" of the corporation as defined in
                        Section 2(a)(19) of the Investment Company Act of 1940, except if such person knows that the corporation or Northwestern Mutual Investment Services, LLC ("NMIS") has purchased or sold, or will purchase or sell, or has or will give immediate consideration to the purchase or sale of, the same security during the 15-day period immediately preceding or following the date of the individual's transaction.

                  (c) Exceptions (b) (1) and (2) shall not apply to the direct or indirect acquisition of beneficial ownership in any securities by Investment





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                        Personnel of the corporation or its investment adviser
                        in an Initial Public Offering or in a Limited Offering. Capitalized terms in the preceding sentence shall have the meanings assigned to such terms in rule 17j-1 under the Investment Company Act of 1940. Investment Personnel will be notified of their status as such.

                  (d) The compliance officer shall prohibit non-exempt trades of securities in which a Portfolio has had or will have transactions within the previous or subsequent five days, except for (1) any transactions of any Portfolio that are effected in response to directives from a computer program used to simulate the performance of a market index or (2) any transactions in a Portfolio managed by an investment advisor other than NMIS of which the corporation and NMIS have not been notified.

         2. No purchase or sale of securities shall be made based on confidential information acquired in connection with one's duties with the corporation where such purchase or sale might prejudice the corporation or the source of information.

         3. No personal favors or preferential treatment from securities dealers based on one's relationship to NMIS or the corporation shall be sought or accepted.

         4. Portfolio changes for any Portfolio, either proposed or in process, shall not be disclosed to brokers, dealers or others (except those concerned with the transactions) until the changes are completed or the information becomes public through distribution of a prospectus or report.

         5. One shall not attempt to influence or cause any Portfolio to purchase, sell or hold a security of an issuer in which one owns a substantial equity interest (over 1/10 of 1% beneficial ownership).

         6. One shall not act as a director, officer or partner of or own a substantial equity interest (over 1/10 of 1% beneficial ownership) in any enterprise unaffiliated with NMIS which directly or through a subsidiary or affiliate carries on the activities of a securities dealer or investment banker which to one's knowledge is doing business with the corporation.

         7. The Board of Directors of NMIS, or a special committee appointed by said Board of Directors, is authorized and directed to conduct such investigations and to take such action as it deems proper under the circumstances with regard to any actual or apparent violations of the code of ethics. The Board of Directors of NMIS or the special committee shall report within 10 days thereof any investigations conducted and action taken with respect to officers and directors of the corporation or NMIS to the Board of Directors of the corporation and the Board of Directors of the corporation may review and affirm, reverse or modify any action taken by the Board of Directors of NMIS or the special committee.

         8. For purposes of this code of ethics, securities do not include securities issued by the Government of the United States, bankers' acceptances, certificates of deposit, commercial paper and shares of registered open-end investment companies.

         9. This code of ethics shall apply to all access persons of the corporation and NMIS. "Access person" shall include:





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                  (a)   Any officer or director of the corporation or NMIS;

                  (b) Any employee of The Northwestern Mutual Life Insurance Company who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the any Portfolio, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

                  (c) Any Trustee of The Northwestern Mutual Life Insurance Company who obtains information concerning recommendations made to any Portfolio with regard to the purchase or sale of a security.

                  BE IT FURTHER RESOLVED, that the directors and officers of NMIS are authorized and directed to implement the reporting and recordkeeping requirements of Rule 17j-1 under the Investment Company Act of 1940.